 Ex. 99.28(d)(53)(i)

Investment Sub Sub-Advisory Agreement

JNL Series Trust

Western Asset Management Company, LLC

Western Asset Management Company Limited

This Sub Sub-Advisory Agreement (the “Agreement”), is made as of April 25, 2022, by and between Western Asset Management Company, LLC (“Western”), a California limited liability company, and Western Asset Management Company Limited (“Sub-Sub-Adviser”) a corporation organized under the laws of England and Wales.

W I T N E S S E T H

WHEREAS, Western and Sub-Sub-Adviser are under the common control of Franklin Resources, Inc.;

WHEREAS, Western and Sub-Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, Western, pursuant to a Sub-Advisory Agreement with Jackson National Asset Management, LLC (“Jackson National”) a Michigan limited liability company, dated September 13, 2021, (the “Investment Management Agreement”), has been retained to render investment sub-advisory services to one or more series of the JNL Series Trust (the “Trust”) as applicable and as specified on Schedule A to the Investment Management Agreement; and

WHEREAS, Western wishes to engage the portfolio management services of Sub-Sub-Adviser to assist in the management of the JNL/Western Asset Global Multi-Sector Bond Fund (the “Fund”), a series of the Trust (the “Account”), as Western determines appropriate from time to time, in its sole discretion.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.             Western hereby retains Sub-Sub-Adviser and Sub-Sub-Adviser hereby accepts such engagement, to furnish certain investment advisory services with respect to the investment portfolio of the Account, as more fully set forth herein, for the compensation herein provided.

(a)         Subject to the instructions and supervision of Western, Sub-Sub-Adviser agrees to provide certain investment advisory services with respect to the securities, investments and cash equivalents in the Account. Western will have full responsibility for all investment sub-advisory services provided to the Account under the Investment Management Agreement.

(b)         Both Western and Sub-Sub-Adviser may place all purchase and sale orders on behalf of the Account. The placement of these orders will take place in London, England.

(c)         Unless otherwise instructed by Western or Jackson National, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by Western or Jackson National, Sub-Sub-Adviser shall report daily all transactions effected by Sub-Sub-Adviser on behalf of the Account to Western and to other entities as reasonably directed by Western or Jackson National.

(d)         In performing its services under this Agreement, Sub-Sub-Adviser shall adhere to the Account’s investment objectives, policies and restrictions as provided in the Investment Management Agreement between Western and Jackson National and shall comply with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) thereunder in all material respects.

(e)          In carrying out its duties hereunder, Sub-Sub-Adviser shall comply with all reasonable instructions of Jackson National or Western in connection therewith. Such instructions may be given by letter, e-mail, or telephone confirmed by e-mail, provided a certified copy of such instructions has been supplied to Sub-Sub-Adviser.

(f)           Western shall be responsible for the distribution to Jackson National of a copy of Parts 2A and 2B of Sub-Sub-Adviser’s Form ADV, as may be required under U.S. federal securities laws.

(g)           Decisions on proxy voting will be made by Sub-Sub-Adviser unless such decisions are expressly reserved by either Western, a named fiduciary of the Account or Jackson National. Sub-Sub-Adviser may in its discretion exercise any and all voting rights with respect to the securities, but it shall not be required to take any action or render any advice with respect to the exercise of such rights, whether by voting proxies solicited or with respect to the issuer of such securities.

(h)           Western shall cause the Sub-Sub-Adviser to be kept fully informed at all times with regard to the securities owned by the Account, its funds available, or to become available, for investment, and generally as to the condition of the Account’s affairs. Western shall furnish the Sub-Sub-Adviser with such other documents and information with regard to the Account’s affairs as the Sub-Sub-Adviser may from time to time reasonably request.

(i)             The Sub-Sub-Adviser is authorized as the agent of the Account to give instructions with respect to the assets of the Account to the custodian of the Account as to deliveries of securities and other investments and payments of cash for the account of the Account.

(j)             The Sub-Sub-Adviser may execute on behalf of the Account certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements and any other agreements, documents or instruments the Sub-Sub-Adviser believes are appropriate or desirable in performing its duties under this Agreement.

2.             In performing the services described above, Sub-Sub-Adviser shall use its best efforts to obtain for the Account the best price and execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Subject to prior authorization of appropriate policies and procedures by Jackson National, Sub-Sub-Adviser may, to the extent authorized by law and in accordance with the terms of the Investment Management Agreement, cause the Account to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, Sub-Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3.           (a)            Western shall pay the Sub-Sub-Adviser out of the sub-advisory fee it receives for the management of the Fund.

(b)           Western and Sub-Sub-Adviser shall share pro rata in any voluntary reduction or waiver by Western of the advisory fee due under the Investment Management Agreement between Western and Jackson National.

(c)            If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4.             It is understood that the services provided by Sub-Sub-Adviser are not to be deemed exclusive. Western acknowledges that Sub-Sub-Adviser may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Account (collectively, “Clients”). Western agrees that Sub-Sub-Adviser may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Account. In providing services, Sub-Sub-Adviser may use information furnished by others to Sub-Sub-Adviser and Western in providing services to other such Clients.

5.             Sub-Sub-Adviser agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6.             During the term of this Agreement, Sub-Sub-Adviser will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Account. Sub-Sub-Adviser will be responsible for all of its expenses and liabilities.

7.             Sub-Sub-Adviser shall, unless otherwise expressly provided and authorized, have no authority to act for or represent Jackson National or the Account in any way, or in any way be deemed an agent for Jackson National or the Account.

8.             Sub-Sub-Adviser will treat confidentially and as proprietary information of the Account all records and other information relative to the Account and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to, if legally permissible, and approval in writing by Western, which approval shall not be unreasonably withheld and may not be withheld where Sub-Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Account. Routine regulatory examinations shall not be subject to this Section 8.

9.             This Agreement shall become effective on the later of: (i) its execution; and (ii) the date of the meeting of the Board, at which meeting this Agreement is approved. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either: (a) by the Trustees of the Trust; or (b) a vote of a majority of the outstanding voting securities of the Fund, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act of 1940) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the Account if a majority of the outstanding voting securities of the Account (as defined in Rule 18f-2(h) under the Investment Company Act of 1940) votes to approve this Agreement or its continuance.

If any required shareholder approval of this Agreement or any continuance of this Agreement is not obtained, then Sub-Sub-Adviser will continue to act as investment subadvisor with respect to the Account pending the required approval of the Agreement or its continuance or of a new contract with Sub-Sub-Adviser or other definitive action; provided, that the compensation received by Sub-Sub-Adviser in respect of the Account during such period is in compliance with Rule 15a-4 under the Investment Company Act of 1940.

10.           (a)            Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by: (i) Jackson National, or the Trustees of the Trust, or a majority of the outstanding voting shares of the Account, upon not less than thirty (30) days’ written notice to Western and Sub-Sub-Adviser; or (ii) Western or Sub-Sub-Adviser upon not less than sixty (60) days’ written notice to the other party and to Jackson National.

(b)           This Agreement shall terminate automatically in the event of any transfer or assignment thereof, and in the event of any act or event that terminates the Investment Management Agreement between Western and Jackson National.

11.           (a)            In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of Sub-Sub-Adviser, neither Sub-Sub-Adviser nor any of its directors, officers, employees or affiliates shall be subject to liability to Western for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Account.

(b)           Notwithstanding paragraph 11(a), to the extent that Western is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Account (a “liability”) for any acts undertaken by Sub-Sub-Adviser pursuant to authority delegated as described in Paragraph 1(a), Sub-Sub-Adviser shall indemnify Western and each of its affiliates, officers, directors and employees (each an “Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by an Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Indemnified Party, in connection with such liability.

12.           Upon termination of Sub-Sub-Adviser’s engagement under this Agreement or at the direction of Jackson National, Sub-Sub-Adviser shall forthwith deliver to Jackson National, or to any third party at Jackson National’s direction, all records, documents and books of accounts which are in the possession or control of Sub-Sub-Adviser and relate directly and exclusively to the performance by Sub-Sub-Adviser of its obligations under this Agreement; provided, however, that Sub-Sub-Adviser shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case Sub-Sub-Adviser shall provide Jackson National or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

13.           Termination of this Agreement or Sub-Sub-Adviser’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14.           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15.           Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail, electronic mail or nationally-recognized overnight delivery service and shall be effective upon receipt. Notices and communications shall be given:

(i)	to Western:

Western Asset Management Company, LLC

385 E. Colorado Blvd

Pasadena, CA 91101

Attn: Kyle Colburn

(ii)	to Sub-Sub-Adviser:

Western Asset Management Company Limited

10 Exchange Square, Primrose Street

London EC2A 2EN

Attn: Michael Zelouf

(iii)	Copies to the Adviser and Fund may be delivered to:

JNL Series Trust

Jackson National Asset Management, LLC

225 West Wacker Drive, Suite 1200

Chicago, Illinois 60606

Attn: General Counsel

16.           This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

Western Asset Management Company, LLC

By:	/s/ Daniel Giddings
Name:	Daniel Giddings
Title:	Manager, Global Legal Affairs

Western Asset Management Company Limited

By:	/s/ Daniel Giddings
Name:	Daniel Giddings
Title:	Manager, Global Legal Affairs